Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES KOREAN STRATEGIC PARTNERSHIP WITH

CHONG KUN DANG (CKD) PHARMACEUTICAL CORPORATION

CKD Will Market COLAZAL® in the Republic of Korea

Salix Receives First Right of Negotiation for CKD GI Products in the United States

Raleigh, NC, October 20, 2003—Salix Pharmaceuticals, Ltd (Nasdaq:SLXP) today announced the signing of an agreement with Chong Kun Dang Pharmaceutical Corporation (CKD) of Seoul, Korea to market Salix’s drug product, COLAZAL®, for the treatment of mild to moderate ulcerative colitis in the Republic of Korea. Chong Kun Dang is one of South Korea’s leading pharmaceutical companies with 2002 sales of over $300M. CKD markets ethical products in the cardiovascular, anti-infective and gastrointestinal disease therapeutic areas through a sales force of 300 medical representatives. As part of the agreement, Salix also will have a first right of negotiation for all CKD gastrointestinal products available for commercialization in the U.S.

The prevalence and incidence of ulcerative colitis in Korea have been increasing in recent years and are expected to continue to increase. The prevalence of ulcerative colitis doubled between 1997 and 2001 and the annual incidence of the disease experienced a six-fold increase over the time period 1985 to 2001. Factors contributing to these increases include trends toward the westernization of diet and lifestyle and improved effectiveness of diagnosis.

“We are extremely pleased and excited by our new collaboration with CKD and the opportunities this Agreement presents for both companies,” noted Carolyn Logan, President and CEO of Salix. “The Korean ulcerative colitis market is smaller than that of the United States, but is growing at a compounded annual growth rate of 25%. We are enthusiastic about the possibility of bringing, COLAZAL, the fastest growing 5-ASA product in the United States, to Korean physicians and patients to help meet the growing medical need for treating ulcerative colitis. COLAZAL continues to do well in the US market, achieving a new high in weekly total prescriptions for the first week of October,” added Ms. Logan.

In a related announcement, CKD President, Jung-Woo Kim, Ph.D. stated that CKD plans to obtain regulatory and marketing approval for COLAZAL in Korea as soon as possible and intends to launch in the second half of 2005. Dr. Kim also noted that the success of COLAZAL in the Korean marketplace should be aided greatly by the strong international reputation the drug has gained since its launch in the United States and Europe.

The collaboration on other CKD GI products also may be advantageous for both parties. The strategic alliance allows for the possible commercialization of CKD’s gastrointestinal products in the North American market while providing Salix access to additional products.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a Granulated Mesalamine product. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.